As filed with the Securities and Exchange Commission on November 29, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PROVIDENCE SERVICE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	86-0845127
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5524 East Fourth Street Tucson, Arizona 85711 Telephone: (520) 747-6600 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Fletcher Jay McCusker Chairman of the Board and Chief Executive Officer The Providence Service Corporation 5524 East Fourth Street Tucson, Arizona 85711 Telephone: (520) 747-6600 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Elise M. Adams, Esq. Blank Rome LLP 405 Lexington Avenue New York, NY 10174 Telephone: (212) 885-5000 Facsimile: (212) 885-5001

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share	1,000,000(1)	$28.48(1)	$28,480,000	$3,048

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c). This is based upon the average high and low sale prices of the common stock on the Nasdaq National Market on November 22, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 29, 2005

PRELIMINARY PROSPECTUS

1,000,000 Shares

The Providence Service Corporation

Common Stock

The 1,000,000 shares of our common stock covered by this prospectus may be offered and sold by us to the public from time to time in one or more issuances.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. This prospectus provides you with a general description of the shares that we may offer in one or more offerings. Each time we offer shares, we will provide a supplement to this prospectus that will contain more specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus may not be used to sell any of our common stock unless accompanied by a prospectus supplement. You should read both this prospectus and the applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before you make your investment decision.

Our common stock is quoted on the Nasdaq National Market under the symbol “PRSC.” On November 25, 2005, the last reported sale price of the common stock on the Nasdaq National Market was $29.15 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 3 of this prospectus.

We may sell shares to or through underwriters or dealers, through agents or directly to investors or in other manners as set forth under the heading “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2005

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, issue and sell to the public any part of the 1,000,000 shares described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the common stock we may offer. Each time we sell the common stock, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information in this prospectus or in documents incorporated by reference in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, the statements made or incorporated by reference in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” before buying any common stock in this offering.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any of the common stock discussed in this prospectus, you should rely only on the information contained in this prospectus and the applicable prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents. The information in this prospectus, each prospectus supplement and each of the documents incorporated by reference is complete and accurate only as of its respective date regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of shares.

Except where the context requires otherwise, in this prospectus, the “Company,” “Providence,” “we,” “us,” and “our” refer to the combined business of The Providence Service Corporation, a Delaware corporation, and all of its consolidated entities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus or the documents incorporated by reference in this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those set forth under the caption “Risk Factors” and such statements include those relating to, among other things:

•	future revenues, expenses and profitability;

•	the future development and expected growth of our business;

•	the future growth of government social services;

•	projected capital expenditures;

•	competition;

•	the effectiveness, quality and cost of our services;

•	our ability to continue identifying and pursuing acquisition opportunities; and

•	the acceptance of privatized social services.

You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this prospectus or in documents incorporated by reference into this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date of the statement was made. We undertake no obligation to update any forward-looking statement.

ABOUT THE PROVIDENCE SERVICE CORPORATION

We provide government sponsored social services directly and through not-for-profit social services organizations whose operations we manage. Among the services we deliver are home and community based counseling, foster care and not-for-profit managed services. The recipients of our services are individuals and families who are eligible for government assistance pursuant to federal mandate. The governmental entities that pay for these services include welfare, child welfare and justice departments, public schools and state Medicaid programs. Our counselors, social workers and mental health professionals provide our services primarily in clients’ homes and communities, instead of in institutions, which reduces the government’s costs for such services while affording the clients a better quality of life.

Our revenue is derived from our provider contracts with state and local government agencies and government intermediaries and from our management contracts with not-for-profit social services organizations. We have no direct contracts with the federal government.

Our business grows internally, through organic expansion into new markets and increases in the number of clients we service, and externally through acquisitions of companies and/or their service contracts in areas where we see opportunities, either for expansion of our service platform in existing markets or expansion of our geographic footprint into new markets.

Corporate information

We are incorporated under the laws of the state of Delaware. Our corporate headquarters are located at 5524 East Fourth Street, Tucson, Arizona 85711 and our telephone number is (520) 747-6600. Our web site address is www.provcorp.com. The information on our web site does not constitute part of this prospectus.

RISK FACTORS

Before you invest in our common stock, you should understand the high degree of risk involved. You should consider carefully the following risks and other information contained in or incorporated by reference into this prospectus, including the historical consolidated financial statements and related notes and pro forma financial information, and any applicable prospectus supplement before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline, perhaps significantly.

Risks related to our business

Changes in budgetary priorities of the government entities that fund the services we provide could result in our loss of contracts or a decrease in amounts payable to us under our contracts.

Our revenue is largely derived from contracts that are directly or indirectly paid or funded by government agencies. All of these contracts are subject to legislative appropriations and state budget approval. Consequently, a significant decline in government expenditures, shift of expenditures or funding away from programs that call for the types of services that we provide or change in government contracting or funding policies could cause payers to terminate their contracts with us or reduce their expenditures under those contracts, either of which could have a negative impact on our future operating results.

Currently, all of the states in which we operate are facing budgetary shortfalls. While to date we have not experienced any rate or contract reductions as a result of these budgetary shortfalls, we are not immune to such consequences. In addition, in some states eligibility requirements for social services clients have been tightened to stabilize the number of eligible clients, which reduces the size of our potential market in those states. While many of these states are dealing with budgetary concerns by shifting costs from institutional care to home and community based care such as we provide, there is no assurance that this trend will continue.

Our contracts are not only short-term in nature but can also be terminated prior to expiration, without cause and without penalty to the payers, and there can be no assurance that they will survive until the end of their stated terms or that upon their expiration these contracts will be renewed or extended.

Most of our contracts contain base periods of only one year. While some of them also contain options for renewal, usually successive six month or one year terms, payers are not required to extend their contracts into these option periods. In addition, a significant number of our contracts not only allow the payer to terminate the contract immediately for cause (such as for our failure to meet our contract obligations) but also permit the payer to terminate the contract at any time prior to its stated expiration date without cause, at will and without penalty to the payer, either upon the expiration of a short notice period, typically 30 days, and/or immediately, in the event federal or state appropriations supporting the programs serviced by the contract are reduced or eliminated. The failure of payers to renew or extend significant contracts or their early termination of significant contracts could adversely affect our financial performance. We cannot anticipate if, when or to what extent a payer might terminate its contract with us prior to its expiration or fail to renew or extend its contract with us.

Each of our contracts is subject to audit and modification by the payers with whom we contract, in their sole discretion.

Our business depends on our ability to successfully perform under various government funded contracts. The payers under these contracts can review our performance under these contracts, as well as our records, accounting and general business practices at any time and may, in their discretion:

•	suspend or prevent us from receiving new contracts or extending existing contracts because of violations or suspected violations of procurement laws or regulations;

•	terminate or modify our existing contracts;

•	reduce the amount we are paid under our existing contracts; and/or

•	audit and object to our contract related fees.

As a government contractor, we are subject to an increased risk of litigation and other legal actions and liabilities.

As a government contractor, we are subject to an increased risk of investigation, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities not often faced by companies that do not provide government sponsored services. The occurrence of any of these actions, regardless of the outcome, could disrupt our operations and cause us added expense and could limit our ability to obtain additional contracts in other jurisdictions.

A loss of our status as a licensed provider in any jurisdiction could result in the termination of a number of our contracts, which could negatively impact our revenues.

If we lost our status as a licensed provider in any jurisdiction, the contracts under which we provide services in that jurisdiction would be subject to termination. Moreover, such an event could constitute a violation of provisions of our contracts in other jurisdictions, resulting in further contract terminations.

If we fail to satisfy our contractual obligations, we could be liable for damages and financial penalties and harm our ability to keep our existing contracts or obtain new contracts.

Our failure to comply with our contract obligations could, in addition to providing grounds for immediate termination of the contract for cause, negatively impact our financial performance and damage our reputation, which, in turn, could have a material adverse effect on our ability to obtain new contracts. Our failure to meet contractual obligations could also result in substantial actual and consequential damages. The termination of a contract for cause could, for instance, subject us to liability for excess costs incurred by a payer in obtaining similar services from another source. In addition, our contracts require us to indemnify payers for our failure to meet standards of care, and some of them contain liquidated damages provisions and financial penalties that we must pay if we breach these contracts.

We derive a significant amount of our revenues from a few providers, which puts us at risk.

We provide, or manage the provision of, government sponsored social services pursuant to 505 contracts. One of these contracts, our contract with Community Partnership of Southern Arizona, referred to as CPSA, an Arizona not-for-profit organization, which is our oldest contract and our only annual block contract, generated approximately 12% of our revenues for the year ended December 31, 2004 and 11% of our revenues for the nine months ended September 30, 2005. Our next five largest revenue producing contracts represented, in the aggregate, approximately 23% and 21% of our revenues for such periods. The loss of, reduction in amounts generated by, or changes in methods or regulations governing payments for our services under these contracts could materially reduce our revenue.

Our contract with CPSA was amended effective July 1, 2004, the provisions of which now require us to provide a sufficient level of encounters to support the year-to-date payments received under the amended contract and provide necessary services that may exceed the associated reimbursement.

Effective July 1, 2004, we began operating under an annual block purchase contract with CPSA. In exchange for one-twelfth of the established annual contract amount each month, the agreement specifies that we are to provide or arrange for behavioral health services to certain eligible populations of beneficiaries as defined in the contract. We must provide a full range of services including but not limited to intake, assessment, eligibility, case management and therapeutic services. There is no contractual limit to the number of eligible beneficiaries that may be assigned to us, or a limit to the level of services that must be provided to these beneficiaries. Therefore, we are at-risk if the costs of providing necessary services exceed the associated reimbursement.

Under our amended CPSA contract, we are required to regularly submit service encounters to CPSA electronically, and CPSA is obligated to monitor the level of service encounters. If at any time the encounter data is not sufficient to support the year-to-date payments made to us, CPSA has the right to suspend payments to us or recoup funds already paid to us.

We recognize revenue from our amended CPSA contract equal to the lesser of encounter value, which represents the actual level of services rendered, or the contract amount. CPSA monitors our service encounters according to data submitted by us electronically to CPSA. If we fail to provide data sufficient to permit accurate monitoring of our encounters, CPSA can suspend payments to us. For the six months ended December 31, 2004 and the nine months ended September 30, 2005, revenues under the annual block purchase contract totaled $6.2 million and $11.8 million, respectively. The payer has not suspended payments to us nor have we returned any amounts to the payer. While we do not anticipate that we will be required to return any amounts to the payer, and while we believe that our encounter data is sufficient to support all amounts paid to us under the amended contract, there can be no assurances that this will be the case.

If we fail to estimate accurately the cost of performing certain contracts, we may incur losses on these contracts.

Under our fee-for-service contracts, we receive fees based on our interactions with government sponsored clients. To earn a profit on these contracts, we must accurately estimate costs incurred in providing services. Our risk on these contracts is that our client population is not large enough to cover our fixed costs, such as rent and other overhead. Our fee-for-service contracts are not reimbursed on a cost basis and therefore, if we fail to estimate our costs accurately, we may incur losses on these contracts.

Approximately 17% of our revenues are derived from cost based service contracts for which we record revenue at one-twelfth of the annual contract amount less allowances for certain contingencies, which puts us at risk that we may be required to subsequently refund a portion of our recorded revenues for such contracts.

With our acquisition of Choices Group, Inc., Aspen MSO, LLC and College Community Services, collectively referred to as the Aspen companies, in July 2004, we acquired certain cost based service contracts that require us to allow for contingencies such as budgeted costs not incurred, excess cost per service over the allowable contract rate and/or an insufficient number of encounters. For the nine months ended September 30, 2005, revenues from these contracts represented 17% of our total revenues for the period. In cases where funds paid to us exceed the allowable costs to provide services under the contracts, we may be required to pay back the excess funds.

While we obtain some of our business through responses to government requests for proposals, we may not be awarded contracts through this process in the future, and contracts we are awarded may not be profitable.

We obtain, and will continue to seek to obtain, a significant portion of our business from state or local government entities. To obtain business from government entities, we are often required to respond to requests for proposals, or RFPs. To propose effectively, we must accurately estimate our cost structure for servicing a proposed contract, the time required to establish operations and the terms of the proposals submitted by competitors. We must also assemble and submit a large volume of information within rigid and often short timetables. Our ability to respond successfully to RFPs will greatly impact our business. We may not be awarded contracts through the RFP process, and our proposals may not result in profitable contracts.

If we fail to establish and maintain important relationships with officials of government entities and agencies, we may not be able to successfully procure or retain government-sponsored contracts, which could negatively impact our revenues.

To facilitate our ability to procure or retain government-sponsored contracts, we rely in part on establishing and maintaining relationships with officials of various government entities and agencies. These relationships enable us to provide informal input and advice to the government entities and agencies prior to the development of an RFP or program for privatization of social services and enhance our chances of procuring contracts with these payers. The effectiveness of our relationships may be reduced or eliminated with changes in the personnel holding various government offices or staff positions. We also may lose key personnel who have these relationships. We may be unable to successfully manage our relationships with government entities and agencies and with elected officials and appointees. Any failure to establish, maintain or manage relationships with government and agency personnel may hinder our ability to procure or retain government-sponsored contracts.

The federal government may refuse to grant consents and/or waivers necessary to permit for-profit entities to perform certain elements of government programs.

Under current law, in order to privatize certain functions of government programs the federal government must grant a consent and/or waiver to the petitioning state or local agency. If the federal government does not grant a necessary consent or waiver or withdraw approval of any granted waiver, the state or local agency will be unable to contract with a for-profit entity, such as us, to provide the service. Failure by state or local agencies to obtain consents and/or waivers could adversely affect our continued business and future growth.

Our business could be adversely affected by future legislative changes that hinder or reverse the privatization of social services.

The market for our services depends largely on federal, state and local legislative programs. These programs can be modified or amended at any time. Moreover, part of our growth strategy includes aggressively pursuing opportunities created by the federal, state and local initiatives to privatize the delivery of social services. However, there are opponents to the privatization of social services and, as a result, future privatization of social services is uncertain. If additional privatization initiatives are not proposed or enacted, or if previously enacted privatization initiatives are challenged, repealed or invalidated, our growth could be adversely impacted.

Our strategic relationships with certain not-for-profit and tax exempt entities are subject to tax and other risks.

Since some government agencies prefer or require contracts for privatized social services to be administered through not-for-profit organizations, we rely heavily on our relationships with not-for-profit organizations to provide services to these government agencies. We currently maintain strategic relationships with 17 not-for-profit social services organizations with which we have management contracts, 14 of which are tax exempt organizations.

Federal tax laws require that the boards of directors of not-for-profit tax exempt organizations be independent. Although currently the boards of directors of the tax exempt not-for-profit organizations for which we provide management services are independent, prior to July 2003, our employees constituted a majority of the boards of three of these organizations. If, as a result of such past practices, we and/or these managed entities were ever found to be in violation of these federal tax laws, we and they could be subject to penalties and, as described below, the tax exempt status of these managed entities could be jeopardized.

Federal tax laws also require that the management fees we charge the not-for-profit entities we manage be at fair market rates. Prior to July 2003, however, these management contracts contained a provision that permitted us to earn bonuses to our management fee dependent upon the managed entity’s operating results. In connection with our renegotiation of our fee arrangement with these entities, we amended these agreements as of July 1, 2003, at which time we removed the bonus provision. If the Internal Revenue Service, referred to as the IRS, determined that any tax exempt organization was paying more than market rates for services performed by us, and further determined that we were, at the time those rates were set, in a position to exercise substantial influence over the affairs of the tax exempt organization (through our past majority positions on the board of directors or otherwise), the IRS could sanction us and the tax exempt organization, including levying a penalty against us of 25% of the amount paid in excess of the market rates for the services provided and the return of all excess benefit amounts, plus interest, to the tax exempt organization. If the excess benefit amount were not returned, an additional penalty equal to 200% of the excess benefit could be imposed on us.

In addition, until September 2003, three of these not-for-profit organizations were co-borrowers on our credit facility and their receivables were pledged as additional collateral under the facility. As the manager of these entities, we drew down on the line of credit under our credit facility on their behalf and advanced the borrowings to them for their operating expenses. In September 2003, these entities were removed as co-borrowers under our credit facility, and their assets were removed as collateral from our line of credit.

As a result of our relationships with these tax exempt organizations, including our employees’ past majority positions on the boards of directors of some of them, the terms of our management contracts with these organizations and/or the shared borrowing relationship we previously had with some of them, the IRS could propose to revoke the tax exempt status of some or all of these tax exempt organizations. If the IRS were successful in revoking the tax exempt status of any of these tax exempt organizations, such organization would likely be treated as a taxable entity from the time of the event or events that caused the exempt status to be revoked. In addition, state authorities could investigate and take action against the not-for-profit status of these organizations for similar reasons. A state attorney general could also take action to dissolve a state not-for-profit organization that could result in our loss of the organization’s contract(s) for services. The loss of federal tax exempt and/or not-for-profit status would adversely affect the ability of these organizations to be exempt from certain federal taxes and could have the same impact on state taxes. The imposition of federal and/or state taxes on such organizations could reduce the funds available to pay our management fees. Further, these organizations’ existing payers may terminate or fail to renew or extend their contracts with the tax exempt organizations if IRS or state controversies of this type were threatened or were to occur. The loss of such contracts could have a negative effect on our earnings.

Government unions may oppose privatizing government programs to outside vendors such as us, which could limit our market opportunities.

Our success depends in part on our ability to win contracts to administer and manage programs traditionally administered by government employees. Many government employees, however, belong to labor unions with considerable financial resources and lobbying networks. These unions could apply political pressure on legislators and other officials seeking to privatize government programs. Union opposition could result in our losing government contracts or being precluded from providing services under government contracts.

Inaccurate, misleading or negative media coverage could damage our reputation and harm our ability to procure government sponsored contracts.

The media sometimes provides news coverage about our contracts and the services we provide to clients. This media coverage, if negative, could influence government officials to slow the pace of privatizing government services. Moreover, inaccurate, misleading or negative media coverage about us could harm our reputation and, accordingly, our ability to obtain government sponsored contracts.

We may incur costs before receiving related revenues, which could result in cash shortfalls.

When we are awarded a contract to provide services, we may incur expenses before we receive any contract payments. These expenses include leasing office space, purchasing office equipment and hiring personnel. As a result, in certain large contracts where the government does not fund program start-up costs, we may be required to invest significant sums of money before receiving related contract payments. In addition, payments due to us from payers may be delayed due to billing cycles or as a result of failures to approve government budgets in a timely manner. Moreover, any resulting cash shortfall could be exacerbated if we fail to either invoice the payer or to collect our fee in a timely manner.

Our business is subject to risks of litigation.

We are in the human services business and therefore are subject to claims alleging we did not properly treat an individual or failed to properly diagnose and/or care for a client. We carry professional liability and general liability insurance and have an umbrella liability insurance policy, which provide us with aggregate coverage limits of $2.0 million per occurrence ($250,000 per occurrence and $500,000 annual aggregate for physical or sexual abuse). The annual combined policy aggregate limit is $4.0 million with a $250,000 self insured retention. A substantial award could have a material adverse impact on our operations and cash flow and could adversely impact our ability to continue to purchase appropriate liability insurance. We are also subject to claims for negligence or intentional misconduct (in addition to professional liability type claims) by an employee, including but not limited to, claims arising out of accidents involving employees driving to or from interactions with clients or assault and battery. We are also subject to employee related claims such as wrongful discharge or discrimination or a violation of equal employment law. While we are insured for these types of claims, damages exceeding our insurance limits or outside our insurance coverage, such as a claim for fraud, could adversely affect our cash flow and financial condition. Furthermore, we are subject to miscellaneous errors and omissions liability relative to the various management agreements we have with the not-for-profit entities we manage. In the event of a claim and depending on, among other things, the circumstances, allegations, and size of the management contract, we could be subject to damages that could have a material adverse impact on our financial condition and results of operations.

Our use of a self-insurance program to cover certain claims for losses suffered and costs or expenses incurred could negatively impact our business upon the occurrence of an uninsured event.

In May 2005, we adopted a program of self-insurance with regard to a substantial portion of our general and professional liability and workers’ compensation costs and the general and professional liability and workers’ compensation costs of certain designated entities managed by us under reinsurance programs through our wholly-owned captive insurance subsidiary. In the event that our actual reinsured losses and the reinsured losses of the certain designated entities managed by us increase unexpectedly or exceed our estimated reinsured losses under the program, the aggregate of such losses could materially increase our liability and adversely affect our financial condition, liquidity, cash flows and results of operations. In addition, as the availability to us of certain traditional insurance coverage diminishes or increases in costs, we will continue to evaluate the levels of claims we include in our self-insurance program. Any increases to this program increase our risk exposure and therefore increase the risk of a possible material adverse effect on our financial condition, liquidity, cash flows and results of operations.

We could be subject to significant state regulation and potential sanctions if our health care benefits program is deemed to be a multiple employer welfare arrangement.

For the purpose of managing and providing employee health care benefits we deem ourselves to be a single employer under Section 3(5) of ERISA with regard to our own employees as well as the employees of certain of our managed entities covered by our health care benefit program. The Department of Labor, or DOL, or individual states could disagree with our interpretation and consider our program to be a multiple employer welfare arrangement, or MEWA, and, as such, subject to regulation by state insurance commissions. If involuntarily deemed a MEWA, our cost to manage the state by state regulatory environment for the self-funded portion of our health insurance program would be prohibitive and we could, as a result, elect to maintain our self-funded health insurance plan only for our owned entities, forcing the three managed entities currently included in our self-funded plan to negotiate and purchase their own health benefits. In addition, if our health care benefits program is determined to be a MEWA, civil and/or criminal sanctions are possible.

We face substantial competition in attracting and retaining experienced social service professionals, and we may be unable to grow our business if we cannot attract and retain qualified employees.

Our success depends to a significant degree on our ability to attract and retain highly qualified and experienced social service professionals who possess the skills and experience necessary to deliver high quality services to our clients. Our objective of providing the highest quality of service to our clients is strongly considered when we evaluate education, experience and qualifications of potential candidates for employment as direct care and administrative staff. To that end, we attempt to hire professionals who have attained a bachelors degree, masters degree or higher level of education and certification or licensure as direct care social service providers and administrators. These employees are in great demand and are likely to remain a limited resource for the foreseeable future. We must quickly hire project leaders and case management personnel after a contract is awarded to us. Contract provisions and client needs determine the number, education and experience levels of social service professionals we hire. We continually evaluate client census, case loads and client eligibility to determine our staffing needs under each contract. Our ability to attract and retain employees with the requisite experience and skills depends on several factors including, but not limited to, our ability to offer competitive wages, benefits and professional growth opportunities. Some of the companies with which we compete for experienced personnel have greater financial resources and name recognition than we do. The inability to attract and retain experienced personnel could have a material adverse effect on our business.

Our success depends on our ability to manage growing and changing operations.

Since 1996, our business has grown significantly in size and complexity. This growth has placed, and is expected to continue to place, significant demands on our management, systems, internal controls and financial and physical resources. In addition, we expect that we will need to further develop our financial and managerial controls and reporting systems to accommodate future growth. This could require us to incur expenses for hiring additional qualified personnel, retaining professionals to assist in developing the appropriate control systems and expanding our information technology infrastructure. The nature of our business is such that qualified management personnel can be difficult to find. Our inability to manage growth effectively could have a material adverse effect on our financial results.

Any acquisition that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value and harm our operating results.

We anticipate that we will continue making strategic acquisitions as part of our growth strategy. We have made a number of acquisitions since our inception, including nine since our initial public offering in August 2003. The success of these and other acquisitions depends in part on our ability to integrate acquired companies into our business operations. There can be no assurance that the companies acquired will continue to generate income at the same historical levels on which we based our acquisition decisions, that we will be able to maintain or renew the acquired companies’ contracts, that we will be able to realize operating and economic efficiencies upon integration of acquired companies or that the acquisitions will not adversely affect our results of operations or financial condition.

We continually review opportunities to acquire other businesses that would complement our current services, expand our markets or otherwise offer growth opportunities. In connection with some acquisitions, we could issue stock that would dilute existing stockholders’ percentage ownership and/or we could incur or assume substantial debt or assume contingent liabilities. Acquisitions involve numerous risks, including, but not limited to, the following:

•	problems assimilating the purchased operations;

•	unanticipated costs and legal or financial liabilities associated with an acquisition;

•	diversion of management’s attention from our core businesses;

•	adverse effects on existing business relationships with customers;

•	entering markets in which we have limited or no experience;

•	potential loss of key employees of purchased organizations;

•	the incurrence of excessive leverage in financing an acquisition;

•	failure to maintain and renew contracts;

•	unanticipated operating, accounting or management difficulties in connection with an acquisition; and

•	dilution to our earnings per share.

We cannot assure you that we will be successful in overcoming problems encountered in connection with any acquisition, and our inability to do so could disrupt our operations and adversely affect our business.

Our future debt obligations could impair our liquidity and financial condition.

We have in the past incurred, and may in the future incur, debt in connection with our acquisition strategy and for other corporate opportunities. These debt obligations could pose risk to you by:

•	making it more difficult for us to satisfy our obligations;

•	requiring us to dedicate a substantial portion of our cash flow to payments on our debt obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

•	impeding us from obtaining additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes; and

•	making us more vulnerable if a downturn in our business occurs and limiting our flexibility to plan for, or react to, changes in our business.

If we were to fail to make any required payment under the agreements governing our indebtedness or fail to comply with the financial and operating covenants contained in these agreements, we would be in default. A default could have a significant adverse effect on the market value and marketability of our common stock. Our lenders would have the ability to require that we immediately pay all outstanding indebtedness. If the lenders were to require immediate payment, we might not have sufficient assets to satisfy our obligations under our credit facility, our subordinated notes or our other indebtedness. In such event, we could be forced to seek protection under bankruptcy laws, which could have a material adverse effect on our existing contracts and our ability to procure new contracts as well as our ability to recruit and/or retain employees.

Our success depends on our ability to compete effectively in the marketplace.

We compete for clients and for contracts with a variety of organizations that offer similar services. Most of our competition consists of local social service organizations that compete with us for local contracts, such as United Way supported agencies and faith-based agencies such as Catholic Social Services, Jewish Family and Children’s Services and the Salvation Army. Other competitors include local, not-for-profit organizations and community based organizations. Historically, these types of organizations have been favored in our industry as incumbent providers of services to government entities. We also compete with larger companies, such as Maximus, Inc., whose government operations group administers and manages welfare program services, childcare support enforcement, Medicaid enrollment and other consulting services for state and local governments. National Mentor, Inc. is the country’s largest provider of foster care services and competes with us in existing markets for foster care services. In addition, many institutional providers offer some type of community based care including such organizations as Cornell Companies, Inc., Res-Care, Inc., Psychiatric Solutions, Inc. and The Devereaux Foundation. Some of these companies have greater financial, technical, political, marketing, name recognition and other resources and a larger number of clients and/or payers than we do. In addition, some of these companies offer more services than we do. We have experienced, and expect to continue to experience, competition from new entrants into our markets. Increased competition may result in pricing pressures, loss of or failure to gain market share or loss of clients or payers, any of which could harm our business.

Our business is subject to state licensing regulations and other regulatory provisions, including regulatory provisions governing surveys, audits, anti-kickbacks, self-referrals, false claims and The Health Insurance Portability and Accountability Act of 1996, and changes to or violations of these regulations could negatively impact our revenues.

In many of the locations where we operate, we are required by state law to obtain and maintain licenses. The applicable state and local licensing requirements govern the services we provide, the credentials of staff, record keeping, treatment planning, client monitoring and supervision of staff. The failure to maintain these licenses or the loss of a license could have a material adverse impact on our business and could prevent us from providing services to clients in a given jurisdiction. Most of our contracts are subject to surveys or audit by our payers. We are also subject to regulations that restrict our ability to contract directly with a government agency in certain situations. Such restrictions could affect our ability to contract with certain payers. In addition, we are or may be subject to anti-kickback, self-referral and false claim laws. Violations of these laws may result in significant penalties, including repayment of any amounts alleged to be overpayments or in violation of such laws, criminal fines, civil money penalties, damages, imprisonment, a ban from participation in federally funded healthcare programs and/or bans from obtaining government contracts. Such fines and other penalties could negatively impact our business by decreasing profits due to repayment of overpayments or from the imposition of fines and damages, damaging our reputation and diverting our management resources.

Due to our access, use or disclosure of health information relating to individuals, we are subject to the privacy mandates of the Health Insurance Portability and Accountability Act of 1996, or HIPAA. HIPAA mandates, among other things, the adoption of standards to enhance the efficiency and simplify the administration of the nation’s healthcare system. HIPAA requires the Department of Health and Human Services to adopt standards for electronic transactions and code sets for basic healthcare transactions such as payment, eligibility and remittance advices, or “transaction standards,” privacy of individually identifiable health information, or “privacy standards,” security of individually identifiable health information, or “security standards,” electronic signatures, as well as unique identifiers for providers, employers, health plans and individuals and enforcement. Final regulations have been issued by the US Department of Health and Human Services, or DHHS, for the privacy standards, certain of the transaction standards and security standards. As a healthcare provider, we are required to comply in our operations with these standards and are subject to significant civil and criminal penalties for failure to do so. In addition, in connection with providing services to customers that also are healthcare providers, we are required to provide satisfactory written assurances to those customers that we will provide those services in accordance with the privacy standards and security standards. HIPAA has and will require significant and costly changes for our company and others in the healthcare industry. Compliance with the privacy standards became mandatory in April 2003, compliance with the transaction standards became mandatory in October 2003 (although full implementation was delayed with respect to the Medicare program until October 2005), and compliance with the security standards became mandatory in April 2005.

Further, on April 18, 2005, DHHS, published its Proposed Rule on Enforcement of the HIPAA Administrative Simplification provisions, including the transaction standards, the security standards and the privacy rule. This proposed enforcement rule addresses, among other issues, DHHS’s policies for determining violations and calculating civil money penalties, how DHHS will address the statutory limitations on the imposition of civil money penalties, and various procedural issues.

We have appointed an internal committee to maintain our privacy and security policies regarding client information in compliance with HIPAA. This committee is responsible for training our employees, including our regional and local managers and staff, to comply with HIPAA and monitoring compliance with the policy.

However, like other businesses subject to HIPAA regulations, we cannot fully predict the total financial or other impact of these regulations on us. The costs associated with our ongoing compliance could be substantial, which could negatively impact our profitability.

The implementation of accounting rules for stock-based compensation may adversely affect our operating results and our stock price.

We have used the grant of employee stock options to hire, motivate and retain our employees. As a result of the issuance by the Financial Accounting Standards Board of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” we will be required, beginning January 1, 2006, to measure the compensation cost for all stock-based compensation (including stock options) at fair value and to recognize these costs as expenses in our statements of operations. The recognition of these expenses in our statements of operations will have a negative effect on our earnings per share, which could adversely impact our future stock price. In addition, if we modify our use of options to minimize the recognition of these expenses, our ability to recruit, motivate and retain employees may be harmed.

USE OF PROCEEDS

Except as we specifically state in any prospectus supplement, we intend to use the net proceeds obtained from the sale of the shares of our common stock offered hereby for general corporate purposes, which may include future acquisitions.

PLAN OF DISTRIBUTION

We may sell the common stock offered hereby:

•	to or through one or more underwriters or dealers;

•	directly to purchasers, through agents; or

•	through a combination of any of these methods of sale.

We may distribute the common stock:

•	from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the common stock in the applicable prospectus supplement.

We may determine the price or other terms of the common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of the common stock). In addition, underwriters may sell common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agent. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933, as amended. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may enter into agreements that provide for indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or for contribution with respect to payments made by the underwriters, dealers or agents and to reimburse these persons for certain expenses.

We may grant underwriters who participate in the distribution of the common stock an option to purchase additional shares of common stock to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

In connection with the offering of the common stock, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase common stock for the purpose of stabilizing its market price.

The underwriters in an offering of the common stock may also create a “short position” for their account by selling more common stock in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing common stock in the open market or by exercising any over-allotment option granted to them by us. In addition, any managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the common stock that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Blank Rome LLP of New York, New York.

EXPERTS

McGladrey & Pullen, LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule for the year ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and assessment are incorporated by reference in reliance on McGladrey & Pullen, LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule as of December 31, 2003 and 2002 and the consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the fiscal year ended December 31, 2003, for the six-month period ended December 31, 2002 and for the fiscal year ended June 30, 2002 included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule as of December 31, 2003 and 2002 and for the fiscal year ended December 31, 2003, for the six-month period ended December 31, 2002, and for the fiscal year ended June 30, 2002 are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Joseph Decosimo and Company, PLLC, independent registered public accounting firm, has audited the combined financial statements of Children’s Behavioral Health (consisting of the combined Behavioral health Rehabilitation Services and Cambria Partial Hospitalization programs operated by Nulton Diagnostic & Treatment Center, PC) included in our Current Report on Form 8-K/A filed on August 26, 2005, for the periods set forth in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements are incorporated by reference in this prospectus and elsewhere in the registration statement in reliance on Joseph Decosimo and Company, PLLC’s report, given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The following documents filed with the SEC area hereby incorporated by reference in this prospectus:

•	Our Current Report on Form 8-K filed with the SEC on January 25, 2005.

•	Our Current Report on Form 8-K filed with the SEC on February 18, 2005.

•	Our Current Report on Form 8-K/A filed with the SEC on February 18, 2005.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 15, 2005.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the SEC on May 4, 2005.

•	Our Current Report on Form 8-K filed with the SEC on May 25, 2005.

•	Our Current Report on Form 8-K filed with the SEC on June 17, 2005.

•	Our Current Report on Form 8-K filed with the SEC on July 5, 2005.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, filed with the SEC on August 9, 2005.

•	Our Current Report on Form 8-K filed with the SEC on August 24, 2005.

•	Our Current Report on Form 8-K filed with the SEC on August 26, 2005.

•	Our Current Report on Form 8-K/A filed with the SEC on August 26, 2005.

•	Our Current Report on Form 8-K filed with the SEC on September 23, 2005.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, filed with the SEC on November 7, 2005.

•	The description of our common stock contained in our Registration Statement on Form 8-A, File No. 000-50364, filed August 13, 2003 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed by us for the purpose of updating that description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the dates of filing of such reports and other documents; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for such copies should be directed to our Investor Relations department, at the following address or by calling the following telephone number:

The Providence Service Corporation

5524 East Fourth Street

Tucson, Arizona 85711

(520) 747-6600

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file periodic reports, proxy and information statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

This prospectus constitutes a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. The registration statement may be inspected at the Public Reference Room maintained by the SEC at the address set forth in the first paragraph of this section. Statements contained in this prospectus regarding the contents of any contract or any other document filed as an exhibit are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance And Distribution.

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the issuance and distribution of the shares of common stock being registered hereby.

Securities and Exchange Commission registration fee		$3,048
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Printing and engraving expenses	$	*
Blue Sky qualification fees and expenses	$	*
Transfer agent and registrar fees and expenses	$	*
Miscellaneous expenses	$	*

Total	$	*

*	To be filed by amendment.

Item 15.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

(1)	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or

(4)	for any transaction from which the director derived an improper personal benefit.

Our second amended and restated certificate of incorporation provides that we shall, to the fullest extent permitted by Delaware General Corporation Law, indemnify all persons whom we may indemnify under Delaware law and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Our second amended and restated certificate of incorporation further provides that:

•	we are required to indemnify our directors and officers, subject to very limited exceptions;

•	we may indemnify other persons, subject to very limited exceptions; and

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to very limited exceptions.

We obtained an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

The indemnification provisions in our second amended and restated certificate of incorporation and amended and restated bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Item 16.    Exhibits.

(a) The following exhibits are filed herewith:

Number		Exhibit Title

2.1	(1)	Stock Exchange Agreement and Plan of Reorganization by and Among The Providence Service Corporation, Parents and Children Together, Inc., Regina Murphy-Darling, Pamela Clark-Raines and Fletcher McCusker dated as of February 5, 1997. (Schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish supplementally a copy of such Schedules and/or exhibits to the Securities and Exchange Commission upon request.)

2.2	(1)	Amendment to the Stock Exchange Agreement and Plan of Reorganization, dated as of February 5, 1997, by and Among The Providence Service Corporation, Parents and Children Together, Inc., Regina Murphy-Darling, Pamela Clark-Raines and Fletcher McCusker dated as of November 25, 1997.

2.3	(1)	Stock Purchase Agreement by and between The Providence Service Corporation, Family Preservation Services, Inc. and Richard P. Little, Parker Nielsen and Karen Percy dated as of November 26, 1997. (Schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish supplementally a copy of such Schedules and/or exhibits to the Securities and Exchange Commission upon request.)

2.4	(1)	Settlement Agreement among The Providence Service Corporation, Richard P. Little, Parker Nielsen, Robert Nielsen and Karen Percy dated as of March 25, 1999.

2.5	(1)	Agreement and Plan of Merger by and among The Providence Service Corporation, Camelot Acquisition Corporation, Camelot Care Corporation, Inc., Steven I. Geringer, as Shareholders’ Representative, dated as of December 11, 2001, as amended. (Schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish supplementally a copy of such Schedules and/or exhibits to the Securities and Exchange Commission upon request.)

2.6	(1)	Stock Purchase Agreement by and among The Providence Service Corporation, Ira Ehrlich and Cypress Management Services, Inc., dated as of January 3, 2003. (Schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish

Number		Exhibit Title

supplementally a copy of such Schedules and/or exhibits to the Securities and Exchange Commission upon request.)

2.7	(2)	Purchase Agreement dated as of July 21, 2004 by and between The Providence Service Corporation and Aspen Education Group, Inc., Aspen Youth, Inc., Choices Group, Inc., Aspen MSO, LLC (d/b/a Aspen Community Services) and College Community Services. (Schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providences Service Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.)

2.8	(3)	Purchase Agreement dated as of June 13, 2005 by and between The Providence Service Corporation and Children’s Behavioral Health, Inc., Nulton Diagnostic & Treatment Center, P.C. and Larry J. Nulton, Ph.D. (Schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.)

2.9	(4)	Purchase Agreement dated as of September 20, 2005 by and between The Providence Service Corporation and Transitional Family Services, Inc., AlphaCare Resources, Inc., Ron L. Braund and Ron L and Virginia M. Braund Charitable Remainder Unitrust. (Schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.

5	*	Opinion of Blank Rome LLP.

23.1		Consent of McGladrey & Pullen, LLP.

23.2		Consent of Ernst & Young LLP.

23.3		Consent of Joseph Decosimo and Company, PLLC.

23.4	*	Consent of Blank Rome LLP (included in Exhibit 5).

24		Power of Attorney (included on signature page).

*	To be filed by amendment.
(1)	Incorporated by reference from an exhibit to the registrant’s registration statement on Form S-1 (Registration No. 333-106286) filed with the Securities Exchange Commission on June 19, 2003.
(2)	Incorporated by reference from an exhibit to the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2004.
(3)	Incorporated by reference from an exhibit to the registrant’s the current report on Form 8-K filed with the Securities and Exchange Commission on June 17, 2005.
(4)	Incorporated by reference from an exhibit to the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on September 23, 2005.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, Arizona, on the 29th day of November, 2005.

THE PROVIDENCE SERVICE CORPORATION

By:	/S/ FLETCHER JAY MCCUSKER
Fletcher Jay McCusker Chairman of the Board, Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signatures appears below constitutes and appoints Fletcher Jay McCusker and Michael N. Deitch and each of them, his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her or its and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/S/ FLETCHER JAY MCCUSKER Fletcher Jay McCusker	Chairman of the Board; Chief Executive Officer (Principal Executive Officer)	November 29, 2005

/S/ MICHAEL N. DEITCH Michael N. Deitch	Chief Financial Officer (Principal Financial and Accounting Officer)	November 29, 2005

/S/ STEVEN I. GERINGER Steven I. Geringer	Director	November 29, 2005

/S/ HUNTER HURST, III Hunter Hurst, III	Director	November 29, 2005

/S/ KRISTI L. MEINTS Kristi L. Meints	Director	November 29, 2005

/S/ WARREN S. RUSTAND Warren S. Rustand	Director	November 29, 2005

/S/ RICHARD SINGLETON Richard Singleton	Director	November 29, 2005

EXHIBIT INDEX

Number		Exhibit Title

2.1	(1)	Stock Exchange Agreement and Plan of Reorganization by and Among The Providence Service Corporation, Parents and Children Together, Inc., Regina Murphy-Darling, Pamela Clark-Raines and Fletcher McCusker dated as of February 5, 1997. (Schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish supplementally a copy of such Schedules and/or exhibits to the Securities and Exchange Commission upon request.)

2.2	(1)	Amendment to the Stock Exchange Agreement and Plan of Reorganization, dated as of February 5, 1997, by and Among The Providence Service Corporation, Parents and Children Together, Inc., Regina Murphy-Darling, Pamela Clark-Raines and Fletcher McCusker dated as of November 25, 1997.

2.3	(1)	Stock Purchase Agreement by and between The Providence Service Corporation, Family Preservation Services, Inc. and Richard P. Little, Parker Nielsen and Karen Percy dated as of November 26, 1997. (Schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish supplementally a copy of such Schedules and/or exhibits to the Securities and Exchange Commission upon request.)

2.4	(1)	Settlement Agreement among The Providence Service Corporation, Richard P. Little, Parker Nielsen, Robert Nielsen and Karen Percy dated as of March 25, 1999.

2.5	(1)	Agreement and Plan of Merger by and among The Providence Service Corporation, Camelot Acquisition Corporation, Camelot Care Corporation, Inc., Steven I. Geringer, as Shareholders’ Representative, dated as of December 11, 2001, as amended. (Schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish supplementally a copy of such Schedules and/or exhibits to the Securities and Exchange Commission upon request.)

2.6	(1)	Stock Purchase Agreement by and among The Providence Service Corporation, Ira Ehrlich and Cypress Management Services, Inc., dated as of January 3, 2003. (Schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish supplementally a copy of such Schedules and/or exhibits to the Securities and Exchange Commission upon request.)

2.7	(2)	Purchase Agreement dated as of July 21, 2004 by and between The Providence Service Corporation and Aspen Education Group, Inc., Aspen Youth, Inc., Choices Group, Inc., Aspen MSO, LLC (d/b/a Aspen Community Services) and College Community Services. (Schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providences Service Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.)

2.8	(3)	Purchase Agreement dated as of June 13, 2005 by and between The Providence Service Corporation and Children’s Behavioral Health, Inc., Nulton Diagnostic & Treatment Center, P.C. and Larry J. Nulton, Ph.D. (Schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.)

2.9	(4)	Purchase Agreement dated as of September 20, 2005 by and between The Providence Service Corporation and Transitional Family Services, Inc., AlphaCare Resources, Inc., Ron L. Braund and Ron L and Virginia M. Braund Charitable Remainder Unitrust. (Schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.)

5	*	Opinion of Blank Rome LLP.

23.1		Consent of McGladrey & Pullen, LLP.

Number		Exhibit Title

23.2		Consent of Ernst & Young LLP.

23.3		Consent of Joseph Decosimo and Company, PLLC.

23.4	*	Consent of Blank Rome LLP (included in Exhibit 5).

24		Power of Attorney (included on signature page).

*	To be filed by amendment.

(1)	Incorporated by reference from an exhibit to the registrant’s registration statement on Form S-1 (Registration No. 333-106286) filed with the Securities Exchange Commission on June 19, 2003.

(2)	Incorporated by reference from an exhibit to the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2004.

(3)	Incorporated by reference from an exhibit to the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on June 17, 2005.

(4)	Incorporated by reference from an exhibit to the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on September 23, 2005.